Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. ACQUIRES MAJORITY STAKE
IN CLASSIC JOURNEYS, LLC

Leading Luxury Cultural Walking Tour Company Broadens Lindblad’s Platform of High-Quality, Experiential Travel Offerings

NEW YORK, October 19, 2021 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences today announced that it has acquired an 80% stake in Classic Journeys, LLC (“Classic Journeys”), a leading luxury cultural walking tour company. This acquisition further broadens and deepens Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors, including the cultural walking tour market. Similar to the acquisitions of Natural Habitat, Inc., Off the Beaten Path LLC and DuVine Cycling + Adventure Co., Lindblad will leverage its experience and resources to accelerate the growth of Classic Journeys and capitalize on the growing demand for authentic and immersive adventure travel and wellness around the world.

Since 1995, Classic Journeys has been providing best in class luxury walking tours focusing on engaging experiences that immerse guests into the history and culture of the places they are exploring and the people who live there. Classic Journeys’ tours are highlighted by expert and well-connected local guides who live in the regions being explored, luxury boutique accommodations and handcrafted itineraries curated through years of local connections and experience. Whether it is joining a count and countess to walk through vineyards to their villa in Tuscany, pausing an oasis walk to accept an invitation to share mint tea with a Berber tribesman in Morocco, or walking on the tongue of a glacier to a gourmet picnic with Viking-descendant guides in Iceland, Classic Journeys delivers a unique cultural experience where guests can take their time on foot and blend in with the world around them. Classic Journeys has twice been awarded the “World’s Best Tour Operator” by Travel + Leisure magazine which is given to the #1 tour operator in its annual readers’ survey.

Dolf Berle, Chief Executive Officer, said “We are excited to welcome Classic Journeys and their founders Edward and Susie Piegza to the Lindblad family. Their commitment towards providing authentic and high-quality cultural experiences is perfectly in line with Lindblad and our family of the world’s leading experiential travel brands. Adding Classic Journeys’ expertise in curating immersive cultural walking tours will allow us to better serve a broader based clientele that has a diverse set of travel interests. As we further leverage our platform to cross market across our brands and accelerate growth across our entire expanded portfolio, we will continue to look for additional opportunities to broaden and deepen our adventure travel offerings and provide more value to our guests.”

Edward and Susie Piegza, of Classic Journeys, said of the acquisition, “Lindblad is all about exploration as a means to elevate the soul to care about the planet and its people. It is known for pioneering exploration across the globe whether it be on small ships, on foot, or on bicycles, and their renowned teams of expert naturalists and guides. Equally, Classic Journeys is all about immersing our guests into

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the history and culture of the people and places we are exploring, in small groups led by our expert local guides. We believe in building cross-cultural connections, on foot and at eye level, one step and one person at a time. The first time we met Sven Lindblad he shared with us that everything they do needs to add value to the guest experience. That really resonated with us because our goal is to handcraft a trip of a lifetime, for every guest, on every tour. So, we knew our companies had shared values.”

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling and Adventure and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat, Inc. partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys, LLC is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine Cycling + Adventure Co. designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path LLC is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

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Contact: Patty Disken-Cahill, Lindblad Expeditions, pattydc@expeditions.com, 917-822-8212